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                                                                   EXHIBIT 10.29

                                  [LEXAR LOGO]

June 25, 2001

Michael Perez
468 Baltusrol Dr.
Aptos, CA 95003

Dear Michael,

It gives me great pleasure to extend our offer of employment for you to join Lexar Media in the position of Chief Financial Officer. In this capacity, you will be reporting directly to, John Reimer, President/CFO.

1. Base compensation: Your base compensation will be $210,000 per year which will be paid on a bi-weekly basis, in accordance with, and subject to, the Company's normal payroll procedure. If you accept this offer, your official start date will be July 1, 2001.

You will be eligible to participate in Lexar's MBO based incentive plan. This plan will give you the potential of earning additional income based on mutually agreed upon MBOs.

As a Lexar employee, you will be eligible to participate in our current employee health benefits as described below. (Note employee benefit programs may change from time to time at management's discretion.)

2. Stock: We will recommend to the Board of Directors that you will be granted a stock option of 300,000 shares. The granted shares will be vested through four years, with 25% vesting on your first anniversary (from your date of hire), and 1/36th of the remaining shares vesting each subsequent month of your employment thereafter. This option, as a formality, is subject to board approval, and a detailed description of the vesting schedule will be furnished to you upon approval and issuance.

3. Accelerated vesting: All of your granted shares shall vest upon a merger or acquisition of Lexar Media, a "Corporate Transaction" as such term is defined under Lexar Media's Stock Option Plan.

4. Vacation: Your vacation benefits will begin at 3.69 hours every two weeks. This equals 12 days of vacation per year in the first 3 years.

5. Medical, Savings Plan and Miscellaneous: Medial, dental, long-term disability, life and vision insurance, are included in the benefit package that Lexar offers. In addition to your basis health care benefits, Lexar also offers a Flexible Plan and makes a contribution of 2% of your base compensation to the Flex Plan for your benefit. The 2% contribution is used to offset the costs of your benefit choices, including group health plans. Please refer to the Benefits Summary for eligibility information. Furthermore, Lexar has established a 401K plan in which you will be eligible to participate on your hire date.

6. Employment Relationship: Your employment with Lexar shall be AT WILL, meaning that either party may terminate the employment relationship at any time and for any reason. However, in the event that Lexar Media terminates your employment other than for cause, you will be entitled to receive up to six (6) months of your annual compensation, in the form of continuing bi-weekly payments, or until you commence new full-time employment, whichever comes first.

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             Lexar Media, Inc.   47421 Bayside Parkway   Fremont, CA 94538-6569   Tel: 510-413-1200   Fax: 510-440-3499
                                                        www.digitalfilm.com
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For this purpose, "cause" shall include your death and any of the following, as determined in good faith by Lexar Media's Board of Directors: disability rendering you unable effectively and substantially to perform your duties hereunder for any consecutive period of 90 calendar days, or your commission upon Lexar Media of a material theft, embezzlement or fraudulent misuse of funds.

In the event of a dispute arising under or related to this agreement, including any termination of your employment under this agreement, you or Lexar may initiate for arbitration under the administration of the American Arbitration Association ("AAA"). Any Arbitration hearing will be held in the vicinity of the Lexar location where you last performed services and will be held in accordance with the Employee Dispute Resolution rules of the AAA, within 60 calendar days of such filing or as may be extended upon the consent of the parties or their counsel. The arbitration shall be binding on both parties and may be entered as a judgment in any court of competent jurisdiction. Each party shall bear its own costs of arbitration including attorneys fees, unless you prevail in whole or in part, in which case Lexar will pay your costs of arbitration including reasonable attorneys fees, pro-rated to extent you prevail, and such shall be part of the award in the arbitration.

This offer letter, and the "Employee Nondisclosure and Invention Assignment Agreement" constitute the entire and exclusive agreement between Lexar and you, concerning your employment with Lexar and it may not be modified, altered or amended, either expressly or implied, unless in writing signed by you and approved by President of Board of Directors at Lexar.

For purposes of federal immigration law, you will be required to provide Lexar with documentary evidence of your identity and eligibility for employment in the United States. Such documentation must be provided to us within three (3) business days of your hire date, or our employment relationship with you may be terminated.

Please indicate your acceptance of this offer, by returning one copy of this letter with your signature, and a start date, at your earliest convenience. Please fax your signed offer letter to: 510-413-1255. This offer will remain valid until 5:00 PM Tuesday, June 26, 2001.

Please report to the main lobby where orientation will be conducted at 8:30 a.m. All paperwork must be completed before reporting to work.

We are looking forward to your acceptance of our offer and having you join the Lexar Media Team.

Sincerely,



John Reimer
President/CEO

I accept the terms of this offer and will report to work on:  July 1, 2001



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Michael Perez                                                     Date





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